Exhibit 77Q(2) for Form N-SAR Annual Period Ended 10-31-2007

First Trust Strategic High Income Fund III

A late Form 3 was filed on behalf of Matthew Hardin, Chief Compliance Officer of Valhalla Capital Partners, LLC, investment sub-advisor to the Fund, on September 4, 2007 due to an administrative error. Matthew Hardin became Chief Compliance Officer of Valhalla Capital Partners, LLC on May 21, 2006.